Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2019 Results (Unaudited) and a Quarterly Cash Dividend of $0.22 Per Share

First Quarter 2019 Summary

•	Net income of $38.7 million, or $0.62 per diluted share

•	Return on average assets of 1.34%, return on average equity of 7.78%, and return on average tangible common equity of 15.45%

•	Efficiency ratio of 49.3%

•	Net interest margin of 4.37%, core net interest margin of 4.21%

•	Total assets increase to $11.6 billion

•	Noninterest bearing deposits as a percent of total deposits of 39%

•	Nonperforming assets as a percent of total assets of 0.11%

Irvine, Calif., April 23, 2019 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the first quarter of 2019 of $38.7 million, or $0.62 per diluted share, compared with net income of $39.6 million, or $0.63 per diluted share, for the fourth quarter of 2018 and net income of $28.0 million, or $0.60 per diluted share, for the first quarter of 2018. Financial results for the first quarter of 2019 include merger-related expense of $655,000.

For the three months ended March 31, 2019, the Company’s return on average assets (“ROAA”) was 1.34%, return on average equity (“ROAE”) was 7.78% and return on average tangible common equity (“ROATCE”) was 15.45%, compared to 1.37%, 8.15% and 16.65%, respectively, for the three months ended December 31, 2018 and 1.39%, 8.92% and 16.51%, respectively, for the three months ended March 31, 2018. Total assets as of March 31, 2019 were $11.6 billion compared with $11.5 billion at December 31, 2018 and $8.1 billion at March 31, 2018. A reconciliation of the non–U.S. GAAP measure of ROATCE to the U.S. GAAP measure of common stockholders equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “We delivered another solid quarter of operating results that reflects the strength of the organization that we have built over the past few years. Our ability to generate high levels of profitability, including an ROAA of 1.34% and an ROATCE of 15.45% while also maintaining strong credit metrics is a testament to the talent and discipline of our employees. Given the strength of our performance, the Company's board of directors has authorized and declared a $0.22 per share dividend payable on May 15, 2019.

“We have been focused on continuous improvement throughout the organization and we are seeing the benefits created from the Grandpoint acquisition. Further, we have consolidated 5 branches in the past two quarters while maintaining our high level of service to clients. Our efficiency ratio was again below 50% during the first quarter of 2019 and we expect operating leverage to further improve in the coming quarters.

“Our disciplined balance sheet and risk management continue to result in a relatively stable core net interest margin and solid asset quality. Looking ahead, we will remain focused on closely matching our loan and deposit growth, while emphasizing loan production in the areas that produce attractive risk-adjusted yields. We expect balance sheet growth to accelerate as we move through the year owing to key investments in technology around API banking, Salesforce and cash management services,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Financial Highlights	(dollars in thousands, except per share data)
Net income	$38,718	$39,643	$28,002
Diluted earnings per share	0.62	0.63	0.60
Return on average assets	1.34%	1.37%	1.39%
Return on average equity	7.78	8.15	8.92
Return on average tangible common equity (1)	15.45	16.65	16.51
Net interest margin	4.37	4.49	4.50
Core net interest margin	4.21	4.24	4.26
Cost of deposits	0.63	0.55	0.39
Efficiency ratio (2)	49.3	48.3	52.4
Total assets	$11,580,495	$11,487,387	$8,086,816
Total deposits	8,715,175	8,658,351	6,192,273
Core deposits to total deposits (3)	88%	89%	88%
Book value per share	$31.97	$31.52	$27.12
Tangible book value per share (1)	17.56	16.97	15.63
Total risk-based capital ratio	12.58%	12.39%	12.64%

(1) A reconciliation of the non-U.S. GAAP measures of average tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gains/(loss) on sale of securities, other-than-temporary impairment recovery/(loss) on investment securities and gain/(loss) from other real estate owned.

(3) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $111.4 million in the first quarter of 2019, a decrease of $6.1 million, or 5.2%, from the fourth quarter of 2018. The decrease in net interest income reflected the impact of two fewer days of interest in the first quarter of 2019 compared to fourth quarter of 2018, lower accretion income as well as higher funding costs.

Net interest margin for the first quarter was 4.37%, compared with 4.49% in the prior quarter. The decrease was primarily driven by lower accretion income of $3.8 million in the first quarter of 2019 compared to $6.3 million in the fourth quarter of 2018. Our core net interest margin, which excludes the impact of accretion, decreased 3 basis points to 4.21%, compared to 4.24% in the prior quarter. The decrease in the core net interest margin was attributable to higher cost of funds, partially offset by a higher core yields on interest-earning assets, which excludes the impact of accretion. Cost of deposits increased 8 basis point to 0.63% during the quarter.

We anticipate our core net interest margin will be in the range of 4.15% to 4.20% in the second quarter of 2019.

Net interest income for the first quarter of 2019 increased $30.1 million, or 37.1%, compared to the first quarter of 2018. The increase was primarily related to an increase in average interest-earning assets of $3.01 billion, which resulted primarily from our acquisition of Grandpoint in the third quarter of 2018, as well as organic loan growth since the end of the first quarter of 2018.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$173,613	$378	0.88%	$230,377	$634	1.09%	$167,236	$313	0.76%
Investment securities	1,298,476	9,389	2.89	1,243,240	9,046	2.91	919,526	6,341	2.76
Loans receivable, net (1) (2)	8,867,159	121,476	5.56	8,909,407	126,341	5.63	6,237,968	84,173	5.47
Total interest-earning assets	$10,339,248	$131,243	5.15	$10,383,024	$136,021	5.20	$7,324,730	$90,827	5.03

Liabilities
Interest-bearing deposits	$5,073,723	$13,284	1.06	$5,065,505	$12,041	0.94	$3,852,853	$5,914	0.62
Borrowings	880,671	6,553	3.02	905,300	6,434	2.82	613,295	3,632	2.40
Total interest-bearing liabilities	$5,954,394	$19,837	1.35	$5,970,805	$18,475	1.23	$4,466,148	$9,546	0.87
Noninterest-bearing deposits	$3,480,791			$3,571,119			$2,262,895
Net interest income		$111,406			$117,546			$81,281
Net interest margin (3)			4.37			4.49			4.50
Cost of deposits			0.63			0.55			0.39
Cost of funds (4)			0.85			0.77			0.58

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $3.8 million, $6.3 million and $3.7 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

A provision for credit losses of $1.5 million was recorded for the first quarter of 2019, compared with a provision for credit losses of $2.3 million for the fourth quarter of 2018. The first quarter of 2019 provision for credit losses includes a $486,000 reduction in reserve for unfunded commitments primarily due to lower attributable loan commitments and loss rates. The prior quarter, comparably, included a $580,000 reduction in reserve for unfunded commitments. Net charge-offs were $228,000 in the first quarter of 2019 compared to $138,000 in the fourth quarter of 2018.

Noninterest Income

Noninterest income for the first quarter of 2019 was $7.7 million, an increase of $711,000, or 10.2%, from the fourth quarter of 2018. The increase from the fourth quarter of 2018 was primarily due to a $427,000 increase in net gain from sales of investment securities, a $516,000 increase in other income and a $200,000 decrease in net gain from the sales of loans. The increase in other income included a favorable mark of $612,000 in Community Reinvestment Act (“CRA”) related equity investments, compared to a loss of $148,000 in the prior quarter, and $292,000 in recoveries of pre-acquisition charged-off loans, compared to recoveries of $176,000 in prior quarter.

During the first quarter of 2019, the Bank sold $25.5 million of Small Business Administration (“SBA”) loans for a net gain of $1.7 million, compared with the sale of $26.1 million of SBA loans for a net gain of $1.6 million during the prior quarter. The prior quarter also included the sale of $163.2 million of non-SBA loans for a net gain of $320,000.

We anticipate our noninterest income will range from $6.5 million to $7.0 million for the second quarter of 2019 based upon current SBA loan sale gain rates and normal, recurring business activities.

Noninterest income for the first quarter of 2019 increased $15,000, or 0.2%, compared to the first quarter of 2018. The increase from the first quarter of 2018 was primarily related to a $421,000 increase in net gain from sale of investment securities, a $299,000 increase in earnings on bank-owned life insurance (“BOLI”), a $210,000 increase in other service fee income and a $180,000 increase in service charges on deposit accounts, partially offset by a $1.2 million decrease in net gain from sales of loans.

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$398	$408	$345
Service charges on deposit accounts	1,330	1,351	1,150
Other service fee income	356	270	146
Debit card interchange fee income	1,071	1,139	1,036
Earnings on BOLI	910	929	611
Net gain from sales of loans	1,729	1,929	2,958
Net gain from sales of investment securities	427	—	6
Other income	1,460	944	1,414
Total noninterest income	$7,681	$6,970	$7,666

 Noninterest Expense

Noninterest expense totaled $63.6 million for the first quarter of 2019, a decrease of $3.7 million, or 5.4%, compared with the fourth quarter of 2018. The decrease was driven primarily by merger-related expense of $655,000 in the first quarter of 2019 compared with $2.6 million in the fourth quarter of 2018. Excluding merger-related expense, noninterest expense decreased $1.7 million to $62.9 million, primarily due to a full quarter's realization of cost savings attributable to the acquisition of Grandpoint. Compensation and benefits were also favorably impacted overall by lower staffing and incentives.

The Company anticipates that total operating expense will range from $64.0 million to $65.0 million for the second quarter of 2019.

Noninterest expense grew by $13.8 million, or 27.6% compared to the first quarter of 2018. The increase was primarily related to the additional costs from operations, personnel and branches retained from the acquisition of Grandpoint, core deposit intangible (“CDI”) amortization expense, combined with our continued investment in personnel to support our organic growth in loans and deposits, partially offset by the reduction in merger-related expense.

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$33,388	$33,838	$28,873
Premises and occupancy	7,535	7,504	4,781
Data processing	2,930	3,868	2,702
Other real estate owned operations, net	3	1	1
FDIC insurance premiums	800	750	611
Legal, audit and professional expense	2,998	3,105	1,839
Marketing expense	1,497	1,700	1,530
Office, telecommunications and postage expense	1,210	1,579	1,080
Loan expense	873	1,046	591
Deposit expense	3,583	3,105	1,676
Merger-related expense	655	2,597	936
CDI amortization	4,436	4,631	2,274
Other expense	3,669	3,515	2,914
Total noninterest expense	$63,577	$67,239	$49,808

Income Tax

For the first quarter of 2019, our effective tax rate was 28.3%, compared with 27.9% for the fourth quarter of 2018 and 24.1% for the first quarter of 2018. The slight increase in the effective tax rate for the first quarter of 2019 was primarily the result of a reduced tax benefit from stock-based compensation.

The Company expects our 2019 annual effective tax rate to be in the range of 27% to 28%.

The increase in the effective tax rate for the first quarter of 2019, compared to the first quarter of 2018, was primarily the result of $1.4 million reduced tax benefit from stock-based compensation.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $8.87 billion at March 31, 2019, an increase of $29.0 million, or 0.3%, from December 31, 2018, and an increase of $2.62 billion, or 42.0%, from March 31, 2018. The increase compared to the fourth quarter of 2018 was impacted by organic loan growth, partially offset by lower loan repayments and lower line utilization during the first quarter of 2019. The increase compared to the first quarter of 2018 was impacted by both organic loan growth and by the acquisition of Grandpoint, the latter of which added $2.4 billion of loans before fair value adjustments in the third quarter of 2018.

During the first quarter of 2019, the Bank generated $549.7 million of new loan commitments and $391.8 million of new loan fundings, compared with $730.0 million in new loan commitments and $531.5 million in new loan fundings for the fourth quarter of 2018 and $488.0 million in new loan commitments and $293.1 million in new loan fundings for the first quarter of 2018. The Bank experienced lower loan prepayments of $279.2 million in the first quarter of 2019 compared with $407.6 million in the prior quarter. The Bank also sold $25.5 million in loans in the first quarter compared with $189.3 million in the prior quarter, which included $26.1 million of SBA loans.

At March 31, 2019, the ratio of loans held for investment to total deposits was 101.7%, compared with 102.1% and 100.8% at December 31, 2018 and March 31, 2018, respectively.

The following table presents the composition of the loan portfolio for the period indicated:

	March 31,	December 31,	March 31,
	2019	2018	2018
	(dollars in thousands)
Business loans:
Commercial and industrial	$1,336,520	$1,364,423	$1,062,385
Franchise	813,057	765,416	692,846
Commercial owner occupied	1,648,762	1,679,122	1,268,869
SBA	188,757	193,882	182,626
Agribusiness	134,603	138,519	149,256
Total business loans	4,121,699	4,141,362	3,355,982
Real estate loans:
Commercial non-owner occupied	2,124,250	2,003,174	1,227,693
Multi-family	1,511,942	1,535,289	817,963
One-to-four family	279,467	356,264	266,324
Construction	538,197	523,643	319,610
Farmland	167,345	150,502	136,522
Land	46,848	46,628	34,452
Total real estate loans	4,668,049	4,615,500	2,802,564
Consumer loans:
Consumer loans	85,302	89,424	86,206
Gross loans held for investment	8,875,050	8,846,286	6,244,752
Deferred loan origination costs/(fees) and premiums/(discounts), net	(9,195)	(9,468)	(2,911)
Loans held for investment	8,865,855	8,836,818	6,241,841
Allowance for loan losses	(37,856)	(36,072)	(30,502)
Loans held for investment, net	$8,827,999	$8,800,746	$6,211,339

Loans held for sale, at lower of cost or fair value	$11,671	$5,719	$29,034

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at March 31, 2019 was 5.13%, compared to 5.13% at December 31, 2018 and 5.04% at March 31, 2018. The quarter-over- quarter comparison is unchanged, while the year-over-year increase reflects the impact of higher rates on new loan originations as well as the favorable repricing of loans as a result of the 2018 Federal Reserve Bank fed funds rate increases, partially offset by the lower yields associated with the Grandpoint acquisition.

The following table presents the composition of the organic loan commitments originated during the period indicated:

	March 31,	December 31,	March 31,
	2019	2018	2018
	(dollars in thousands)
Business loans:
Commercial and industrial	$112,074	$141,837	$126,513
Franchise	86,356	82,013	52,260
Commercial owner occupied	39,049	64,349	46,956
SBA	41,963	26,884	38,972
Agribusiness	13,388	6,525	32,234
Total business loans	292,830	321,608	296,935
Real estate loans:
Commercial non-owner occupied	114,809	196,779	18,217
Multi-family	30,991	73,454	45,225
One-to-four family	14,689	13,029	9,271
Construction	74,203	85,327	111,673
Farmland	17,250	14,588	590
Land	4,050	4,229	5,825
Total real estate loans	255,992	387,406	190,801
Consumer loans:
Consumer loans	840	20,938	271
Total loan commitments	$549,662	$729,952	$488,007

The weighted average rate on new loan production was 5.67% in the first quarter of 2019 compared with 5.35% in the fourth quarter of 2018 and 5.27% in the first quarter of 2018.

Asset Quality and Allowance for Loan and Lease Losses

At March 31, 2019, our allowance for loan and lease losses was $37.9 million, an increase of $1.8 million from December 31, 2018. The provision for loan losses for the first quarter of 2019 was $2.0 million, while net charge-offs were $228,000.

The ratio of allowance for loan losses to loans held for investment at March 31, 2019 amounted to 0.43%, compared to 0.41% and 0.49% at December 31, 2018 and March 31, 2018, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $57.2 million, or 0.65% of total loans held for investment as of March 31, 2019, compared to $61.0 million, or 0.69% of total loans held for investment as of December 31, 2018.

Nonperforming assets totaled $13.1 million, or 0.11% of total assets, at March 31, 2019, an increase of $8.0 million from December 31, 2018. During the first quarter of 2019, nonperforming loans increased $8.0 million to $12.9 million and other real estate owned increased $33,000 to $180,000, while other assets owned remained unchanged at $13,000. Loan delinquencies were $15.8 million, or 0.18% of loans held for investment, at March 31, 2019, compared to $12.9 million, or 0.15% of loans held for investment, at December 31, 2018.

The increase in nonperforming assets during the first quarter of 2019 was primarily attributable to the downgrade of one franchise loan, for which the Company has established a $1.6 million specific reserve.

	March 31,	December 31,	March 31,
	2019	2018	2018
Asset Quality	(dollars in thousands)
Nonperforming loans	$12,858	$4,857	$8,149
Other real estate owned	180	147	206
Other assets owned	13	13	233
Nonperforming assets	$13,051	$5,017	$8,588

Allowance for loan losses	$37,856	$36,072	$30,502
Allowance for loan losses as a percent of total nonperforming loans	294%	743%	374%
Nonperforming loans as a percent of loans held for investment	0.15	0.05	0.13
Nonperforming assets as a percent of total assets	0.11	0.04	0.11
Net loan charge-offs/(recoveries) for the quarter ended	$228	$138	$687
Net loan charge-offs for quarter to average total loans (1)	—%	—%	0.01%
Allowance for loan losses to loans held for investment (2)	0.43	0.41	0.49
Delinquent Loans
30 - 59 days	$2,299	$7,047	$6,605
60 - 89 days	1,982	1,242	1,084
90+ days	11,481	4,564	5,065
Total delinquency	$15,762	$12,853	$12,754
Delinquency as a percentage of loans held for investment	0.18%	0.15%	0.20%

(1) The ratios are less than 0.01% as of March 31, 2019 and December 31, 2018.
(2) 47% of loans held for investment include a fair value net discount of $57.2 million.

Investment Securities

Investments securities available-for-sale totaled $1.22 billion at March 31, 2019, an increase of $66.9 million, or 5.8%, from December 31, 2018, and $327.5 million, or 36.9%, from March 31, 2018. The increase in the first quarter of 2019 compared to prior quarter was primarily the result of $252.5 million in purchases and mark-to-market fair value adjustment increases of $15.0 million, partially offset by $169.5 million in sales and $31.2 million in principal payments, amortization and redemptions. The increase compared to the same period last year was primarily the result of $392.9 million of investment securities from the acquisition of Grandpoint.

Deposits

At March 31, 2019, deposits totaled $8.72 billion, an increase of $56.8 million, or 0.7%, from December 31, 2018 and $2.52 billion, or 40.7%, from March 31, 2018. At March 31, 2019, non-maturity deposits totaled $7.12 billion, or 81.7% of total deposits, a decrease of $124.6 million, or 1.7%, from December 31, 2018 and an increase of $2.05 billion, or 40.4%, from March 31, 2018. During the first quarter of 2019, deposit increases included $34.2 million in interest checking and $183.0 million in brokered certificates of deposit, partially offset by decreases of $87.0 million in money market/savings deposits and $71.8 million in noninterest-bearing deposits. During the first quarter of 2019, the Bank added brokered certificates of deposits as rates moved favorably to these funding sources compared with higher cost, overnight borrowing rates.

The weighted average cost of deposits for the three-month period ending March 31, 2019 was 0.63%, compared to 0.55% for the three-month period ending December 31, 2018, and 0.39% for the three-month period ending March 31, 2018. The increase in the weighted average cost of deposits in the first quarter of 2019 compared to the prior quarter was primarily driven by higher rates in retail and brokered certificates of deposits and, to a lesser extent, money market accounts.

	March 31,	December 31,	March 31,
	2019	2018	2018
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$3,423,893	$3,495,737	$2,312,586
Interest-bearing:
Checking	560,274	526,088	355,895
Money market/savings	3,138,875	3,225,849	2,405,869
Retail certificates of deposit	1,007,559	1,009,066	744,214
Wholesale/brokered certificates of deposit	584,574	401,611	373,709
Total interest-bearing	5,291,282	5,162,614	3,879,687
Total deposits	$8,715,175	$8,658,351	$6,192,273

Cost of deposits	0.63%	0.55%	0.39%
Noninterest-bearing deposits as a percent of total deposits	39	40	37
Non-maturity deposits as a percent of total deposits	82	84	82

Borrowings

At March 31, 2019, total borrowings amounted to $720.0 million, a decrease of $58.0 million, or 7.5%, from December 31, 2018 and an increase of $131.3 million, or 22.3%, from March 31, 2018. Total borrowings for the quarter included $609.6 million of advances from the Federal Home Loan Bank of San Francisco ("FHLB") and $110.4 million of subordinated debt. At March 31, 2019, total borrowings represented 6.2% of total assets, compared to 6.8% and 7.3%, as of December 31, 2018 and March 31, 2018, respectively.

Capital Ratios

At March 31, 2019, our ratio of tangible common equity to total assets was 10.32%, compared with 10.02% at December 31, 2018, and 9.63% at March 31, 2018, with a tangible book value per share of $17.56, compared with $16.97 at December 31, 2018 and $15.63 at March 31, 2018.

At March 31, 2019, the Company had a tier 1 leverage ratio of 10.69%, common equity tier 1 capital ratio of 11.08%, tier 1 capital ratio of 11.32% and total capital ratio of 12.58%.

At March 31, 2019, the Bank exceeded all regulatory capital requirements with a tier 1 leverage ratio of 11.39%, common equity tier 1 capital ratio of 12.07%, tier 1 capital ratio of 12.07% and total capital ratio of 12.49%. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

	March 31,	December 31,	March 31,
Capital Ratios	2019	2018	2018
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.69%	10.38%	10.10%
Common equity tier 1 capital ratio	11.08	10.88	10.67
Tier 1 capital ratio	11.32	11.13	10.96
Total capital ratio	12.58	12.39	12.64
Tangible common equity ratio (1)	10.32	10.02	9.63

Pacific Premier Bank
Tier 1 leverage ratio	11.39%	11.06%	11.00%
Common equity tier 1 capital ratio	12.07	11.87	11.93
Tier 1 capital ratio	12.07	11.87	11.93
Total capital ratio	12.49	12.28	12.39

Share Data
Book value per share	$31.97	$31.52	$27.12
Tangible book value per share (1)	17.56	16.97	15.63
Closing stock price (2)	26.53	25.52	40.20
Shares issued and outstanding	62,773,299	62,480,755	46,527,566
Market Capitalization (3)	$1,665,376	$1,594,509	$1,870,408

(1) A reconciliation of the non-U.S. GAAP measures of tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value per share is set forth below.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On April 19, 2019, the Company's Board of Directors declared a $0.22 per share dividend, payable on May 15, 2019 to stockholders of record on May 1, 2019. The Company did not repurchase any shares under the recently approved stock repurchase program, which authorized the repurchase of up to $100 million of its common stock.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on April 23, 2019 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through April 30, 2019 at (877) 344-7529, conference ID 10130038.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.6 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates and the impact of the acquisition of Grandpoint and other acquisitions.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but re not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we may make, such as our recent acquisition of Grandpoint Capital Inc., including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by us; the impact of current governmental efforts to restructure the U.S. financial regulatory system, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2018 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Pacific Premier undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
ASSETS	2019	2018	2018	2018	2018
Cash and due from banks	$122,947	$125,036	$151,983	$96,224	$110,480
Interest-bearing deposits with financial institutions	55,435	78,370	111,229	35,244	15,576
Cash and cash equivalents	178,382	203,406	263,212	131,468	126,056
Interest-bearing time deposits with financial institutions	5,896	6,143	6,386	6,633	6,633
Investments held-to-maturity, at amortized cost	43,894	45,210	46,385	31,965	24,559
Investment securities available-for-sale, at fair value	1,171,410	1,103,222	1,054,877	874,700	863,243
FHLB, FRB and other stock, at cost	94,751	94,918	98,779	69,663	69,567
Loans held for sale, at lower of cost or fair value	11,671	5,719	52,880	13,879	29,034
Loans held for investment	8,865,855	8,836,818	8,759,204	6,277,586	6,241,841
Allowance for loan losses	(37,856)	(36,072)	(33,306)	(31,747)	(30,502)
Loans held for investment, net	8,827,999	8,800,746	8,725,898	6,245,839	6,211,339
Accrued interest receivable	40,302	37,837	37,683	27,420	27,073
Other real estate owned	180	147	356	220	206
Premises and equipment	61,523	64,691	66,103	54,049	53,146
Deferred income taxes, net	9,275	15,627	26,848	17,183	13,941
Bank owned life insurance	111,400	110,871	110,354	76,937	76,454
Intangible assets	96,120	100,556	105,187	37,938	40,740
Goodwill	808,726	808,726	807,892	494,672	493,785
Other assets	118,966	89,568	101,041	75,565	51,040
Total assets	$11,580,495	$11,487,387	$11,503,881	$8,158,131	$8,086,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$3,423,893	$3,495,737	$3,434,674	$2,349,464	$2,312,586
Interest-bearing:
Checking	560,274	526,088	495,483	342,986	355,895
Money market/savings	3,138,875	3,225,849	3,261,544	2,446,849	2,405,869
Retail certificates of deposit	1,007,559	1,009,066	1,045,334	823,425	744,214
Wholesale/brokered certificates of deposit	584,574	401,611	265,110	345,626	373,709
Total interest-bearing	5,291,282	5,162,614	5,067,471	3,958,886	3,879,687
Total deposits	8,715,175	8,658,351	8,502,145	6,308,350	6,192,273
FHLB advances and other borrowings	609,591	667,681	861,972	379,100	483,525
Subordinated debentures	110,381	110,313	110,244	105,253	105,188
Accrued expenses and other liabilities	138,284	81,345	113,143	76,903	43,922
Total liabilities	9,573,431	9,517,690	9,587,504	6,869,606	6,824,908
STOCKHOLDERS’ EQUITY:
Common stock	617	617	617	459	472
Additional paid-in capital	1,676,024	1,674,274	1,671,673	1,067,907	1,065,218
Retained earnings	325,363	300,407	260,764	232,372	205,069
Accumulated other comprehensive (loss) income	5,060	(5,601)	(16,677)	(12,213)	(8,851)
Total stockholders' equity	2,007,064	1,969,697	1,916,377	1,288,525	1,261,908
Total liabilities and stockholders' equity	$11,580,495	$11,487,387	$11,503,881	$8,158,131	$8,086,816

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
INTEREST INCOME
Loans	$121,476	$126,341	$84,173
Investment securities and other interest-earning assets	9,767	9,680	6,654
Total interest income	131,243	136,021	90,827
INTEREST EXPENSE
Deposits	13,284	12,041	5,914
FHLB advances and other borrowings	4,802	4,701	2,023
Subordinated debentures	1,751	1,733	1,609
Total interest expense	19,837	18,475	9,546
Net interest income before provision for credit losses	111,406	117,546	81,281
Provision for credit losses	1,526	2,258	2,253
Net interest income after provision for credit losses	109,880	115,288	79,028
NONINTEREST INCOME
Loan servicing fees	398	408	345
Service charges on deposit accounts	1,330	1,351	1,150
Other service fee income	356	270	146
Debit card interchange fee income	1,071	1,139	1,036
Earnings on BOLI	910	929	611
Net gain from sales of loans	1,729	1,929	2,958
Net gain from sales of investment securities	427	—	6
Other income	1,460	944	1,414
Total noninterest income	7,681	6,970	7,666
NONINTEREST EXPENSE
Compensation and benefits	33,388	33,838	28,873
Premises and occupancy	7,535	7,504	4,781
Data processing	2,930	3,868	2,702
Other real estate owned operations, net	3	1	1
FDIC insurance premiums	800	750	611
Legal, audit and professional expense	2,998	3,105	1,839
Marketing expense	1,497	1,700	1,530
Office, telecommunications and postage expense	1,210	1,579	1,080
Loan expense	873	1,046	591
Deposit expense	3,583	3,105	1,676
Merger-related expense	655	2,597	936
CDI amortization	4,436	4,631	2,274
Other expense	3,669	3,515	2,914
Total noninterest expense	63,577	67,239	49,808
Net income before income taxes	53,984	55,019	36,886
Income tax	15,266	15,376	8,884
Net income	$38,718	$39,643	$28,002
EARNINGS PER SHARE
Basic	$0.62	$0.64	$0.61
Diluted	$0.62	$0.63	$0.60
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	61,987,605	61,917,184	45,893,496
Diluted	62,285,783	62,457,100	46,652,059

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$173,613	$378	0.88%	$230,377	$634	1.09%	$167,236	$313	0.76%
Investment securities	1,298,476	9,389	2.89	1,243,240	9,046	2.91	919,526	6,341	2.76
Loans receivable, net (1)(2)	8,867,159	121,476	5.56	8,909,407	126,341	5.63	6,237,968	84,173	5.47
Total interest-earning assets	10,339,248	131,243	5.15	10,383,024	136,021	5.20	7,324,730	90,827	5.03
Noninterest-earning assets	1,224,281			1,199,343			720,569
Total assets	$11,563,529			$11,582,367			$8,045,299
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$536,117	$474	0.36%	$521,778	$456	0.35%	$348,110	$114	0.13%
Money market	2,912,819	6,534	0.91	2,963,437	6,074	0.81	2,189,912	3,159	0.59
Savings	249,621	86	0.14	258,634	98	0.15	223,992	79	0.14
Retail certificates of deposit	1,001,344	4,058	1.64	1,025,311	3,842	1.49	713,290	1,388	0.79
Wholesale/brokered certificates of deposit	373,822	2,132	2.31	296,345	1,571	2.10	377,549	1,174	1.26
Total interest-bearing deposits	5,073,723	13,284	1.06	5,065,505	12,041	0.94	3,852,853	5,914	0.62
FHLB advances and other borrowings	770,331	4,802	2.53	795,029	4,701	2.35	508,142	2,023	1.61
Subordinated debentures	110,340	1,751	6.35	110,271	1,733	6.29	105,153	1,609	6.12
Total borrowings	880,671	6,553	3.02	905,300	6,434	2.82	613,295	3,632	2.40
Total interest-bearing liabilities	5,954,394	19,837	1.35	5,970,805	18,475	1.23	4,466,148	9,546	0.87
Noninterest-bearing deposits	3,480,791			3,571,119			2,262,895
Other liabilities	136,483			95,820			60,627
Total liabilities	9,571,668			9,637,744			6,789,670
Stockholders' equity	1,991,861			1,944,623			1,255,629
Total liabilities and equity	$11,563,529			$11,582,367			$8,045,299
Net interest income		$111,406			$117,546			$81,281
Net interest margin (3)			4.37%			4.49%			4.50%
Cost of deposits			0.63			0.55			0.39
Cost of funds (4)			0.85			0.77			0.58
Ratio of interest-earning assets to interest-bearing liabilities			173.64			173.90			164.01

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $3.8 million, $6.3 million and $3.7 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
	(dollars in thousands)
Business loans
Commercial and industrial	$1,336,520	$1,364,423	$1,359,841	$1,102,586	$1,062,385
Franchise	813,057	765,416	735,366	708,957	692,846
Commercial owner occupied	1,648,762	1,679,122	1,675,528	1,310,722	1,268,869
SBA	188,757	193,882	193,487	176,696	182,626
Agribusiness	134,603	138,519	133,241	136,962	149,256
Total business loans	4,121,699	4,141,362	4,097,463	3,435,923	3,355,982
Real estate loans
Commercial non-owner occupied	2,124,250	2,003,174	1,931,165	1,219,747	1,227,693
Multi-family	1,511,942	1,535,289	1,554,692	805,494	817,963
One-to-four family	279,467	356,264	376,617	249,495	266,324
Construction	538,197	523,643	504,708	321,423	319,610
Farmland	167,345	150,502	138,479	136,548	136,522
Land	46,848	46,628	49,992	30,246	34,452
Total real estate loans	4,668,049	4,615,500	4,555,653	2,762,953	2,802,564
Consumer loans
Consumer loans	85,302	89,424	114,736	81,973	86,206
Gross loans held for investment	8,875,050	8,846,286	8,767,852	6,280,849	6,244,752
Deferred loan origination costs/(fees) and premiums/(discounts), net	(9,195)	(9,468)	(8,648)	(3,263)	(2,911)
Loans held for investment	8,865,855	8,836,818	8,759,204	6,277,586	6,241,841
Allowance for loan losses	(37,856)	(36,072)	(33,306)	(31,747)	(30,502)
Loans held for investment, net	$8,827,999	$8,800,746	$8,725,898	$6,245,839	$6,211,339

Loans held for sale, at lower of cost or fair value	$11,671	$5,719	$52,880	$13,879	$29,034

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Asset Quality	(dollars in thousands)
Nonperforming loans	$12,858	$4,857	$7,268	$6,039	$8,149
Other real estate owned	180	147	356	220	206
Other assets owned	13	13	129	183	233
Nonperforming assets	$13,051	$5,017	$7,753	$6,442	$8,588

Allowance for loan losses	$37,856	$36,072	$33,306	$31,747	$30,502
Allowance for loan losses as a percent of total nonperforming loans	294%	743%	458%	526%	374%
Nonperforming loans as a percent of loans held for investment	0.15	0.05	0.08	0.10	0.13
Nonperforming assets as a percent of total assets	0.11	0.04	0.07	0.08	0.11
Net loan charge-offs for the quarter ended	$228	$138	$87	$108	$687
Net loan charge-offs for quarter to average total loans(1)	—%	—%	—%	—%	0.01%
Allowance for loan losses to loans held for investment	0.43%	0.41%	0.38%	0.51%	0.49%
Delinquent Loans
30 - 59 days	$2,299	$7,047	$1,977	$3,583	$6,605
60 - 89 days	1,982	1,242	720	1,290	1,084
90+ days	11,481	4,564	5,048	2,574	5,065
Total delinquency	$15,762	$12,853	$7,745	$7,447	$12,754
Delinquency as a percent of loans held for investment	0.18%	0.15%	0.09%	0.12%	0.20%

(1) The ratios are less than 0.01% as of March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)

For periods presented below, return on average tangible common equity is a non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate this figure by excluding CDI amortization expense from net income and excluding the average CDI and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measures provides useful information to gain an understanding of the operating results of our core business. However, this non-GAAP financial measure is supplemental and is not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this adjusted measure, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Net income	$38,718	$39,643	$28,002
Plus CDI amortization expense	4,436	4,631	2,274
Less CDI amortization expense tax adjustment	1,288	1,294	548
Net income for average tangible common equity	$41,866	$42,980	$29,728

Average stockholders' equity	$1,991,861	$1,944,623	$1,255,629
Less average CDI	98,984	103,434	42,220
Less average goodwill	808,726	808,516	493,357
Average tangible common equity	$1,084,151	$1,032,673	$720,052

Return on average equity	7.78%	8.15%	8.92%
Return on average tangible common equity	15.45%	16.65%	16.51%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-U.S. GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-U.S. GAAP financial measures are supplemental and are not a substitute for an analysis based on U.S. GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Total stockholders' equity	$2,007,064	$1,969,697	$1,916,377	$1,288,525	$1,261,908
Less intangible assets	904,846	909,282	913,079	532,610	534,525
Tangible common equity	$1,102,218	$1,060,415	$1,003,298	$755,915	$727,383

Book value per share	$31.97	$31.52	$30.68	$27.63	$27.12
Less intangible book value per share	14.41	14.55	14.62	11.42	11.49
Tangible book value per share	$17.56	$16.97	$16.06	$16.21	$15.63

Total assets	$11,580,495	$11,487,387	$11,503,881	$8,158,131	$8,086,816
Less intangible assets	904,846	909,282	913,079	532,610	534,525
Tangible assets	$10,675,649	$10,578,105	$10,590,802	$7,625,521	$7,552,291

Tangible common equity ratio	10.32%	10.02%	9.47%	9.91%	9.63%